Exhibit 99.1

Life360 Completes Acquisition of Nativo and Surpasses 50 Million U.S. MAU

Family connection company crosses key milestone as it begins integrating Nativo’s ad technology and premium publisher network to create the leading platform for brands to reach families

SAN FRANCISCO, January. 5, 2026 -- Life360 (Nasdaq: LIF; ASX: 360), the leading family connection and safety company, today announced that it has completed the acquisition of Nativo, a leading advertising technology company, for approximately $120 million, comprised of 65% cash and 35% stock. With this acquisition, Life360 will help brands reach families with more relevant messages in more relevant places, both inside the Life360 app and across Connected TV, mobile, and premium digital environments.

With more than 50 million Monthly Active Users (MAU) in the United States, Life360 represents one of the largest and most engaged first-party networks of families. This scale puts Life360 among top consumer platforms such as Netflix, Spotify, and Pinterest. Combined with continuous family and location insights, Life360 provides advertisers with a powerful way to reach families with high intent in real-world moments when decisions are made, from a quick trip to the grocery store to a stop at a local coffee shop.

“Surpassing 50 million monthly active users in the U.S. is a significant milestone that speaks to the trust families place in Life360,” said Lauren Antonoff, Chief Executive Officer of Life360. “Families make countless decisions every day as they move through the world, and this partnership helps brands show up in those moments with relevance and respect. Together with Nativo, we’re building a differentiated advertising platform that connects brands to real families, in real moments, with real results.”

“Life360 has incredibly rich and accurate first-party insights. We believe bringing those insights together with Nativo’s platform activates them in a way that rivals the advertising superpowers of the leading social media networks, while cultivating transparent, brand-safe, and meaningful connections to families,” said Justin Choi, Founder and Chief Executive Officer, Nativo. “Nativo’s ad technology is purpose-built to unlock this opportunity in a way that enhances the user experience for Life360’s members.”

The combined Life360 and Nativo solution extends the reach of Life360’s contextual insights into how families move and behave into premium publisher environments, offering advertisers a single system for targeting, creative development, delivery, optimization, and reporting. Brands will be able to reach families with context-rich storytelling formats where they are already engaged, and measure verified real-world outcomes through Uplift by Life360 — all within a privacy-forward, family-safe ecosystem.

About Life360

Life360, a family connection and safety company, keeps people close to the ones they love. The category-leading mobile app, Tile tracking devices, and Pet GPS tracker empower members to stay connected to the people, pets, and things they care about most, with a range of services, including location sharing, safe driver reports, and crash detection with emergency dispatch. As a remote-first company based in the San Francisco Bay Area, Life360 serves approximately 91.6 million monthly active users (MAU), as of September 30, 2025, across more than 180 countries. Life360 delivers peace of mind and enhances everyday family life in all the moments that matter, big and small. For more information, please visit life360.com.

About Nativo

Nativo empowers brands and publishers with the most advanced platform for premium ad experiences — built to connect advertisers more effectively and help publishers grow. Nativo’s innovative technology delivers better advertising through better technology, enabling advertisers to engage audiences with premium, relevant content, while helping publishers unlock new revenue streams through non-disruptive, high-quality ad experiences. For more information, visit www.nativo.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Life360 intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934, as amended. These statements may include, but are not limited to, statements regarding the expected benefits from acquisition of Nativo by Life360, the expected performance and capabilities of its products resulting therefrom, the anticipated benefits and synergies of the acquisition, the acceleration of Life360’s advertising strategy, the integration of technology and teams, an update on our fourth quarter U.S Monthly Active Users, and the impact of the transaction on Life360’s financial condition, operating results, business strategy, and growth prospects, as well as other statements regarding future plans, objectives, expectations, and intentions of Life360’s management.

Words such as “anticipate,” “believe,” “expect,” “intend,” “may,” “plan,” “should,” “will,” “estimate,” “potential,” “project,” “forecast,” “likely,” “target,” and similar expressions are intended to identify such forward-looking statements. These statements are based on current expectations, estimates, and projections about Life360’s business and industry, management’s beliefs, and certain assumptions made by Life360. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties, and other factors, many of which are beyond Life360’s control. Actual results may differ materially from those expressed or implied in these forward-looking statements as a result of various factors, including, but not limited to, market conditions and economic factors affecting the digital advertising industry, the extent to which we achieve anticipated financial targets, the impact of management and organizational changes to Nativo’s business, the impact on Nativo employees and our ability to retain key personnel, the successful integration of Nativo’s technology, teams, and operations into Life360’s business, the realization of expected synergies and benefits of the acquisition, our ability to realize our broader strategic and operating objectives, and risks described in greater detail under the heading “Risk Factors” in Life360’s filings with the U.S. Securities and Exchange Commission (“SEC”), including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, and with the Australian Securities Exchange (“ASX”).

Life360 cautions investors and prospective investors not to place undue reliance on forward-looking statements, which speak only as of the date of this release. Except as required by law, Life360 undertakes no obligation to publicly update or revise any forward-looking statements to reflect events, circumstances, or new information after the date of this release, whether as a result of new information, future developments, or otherwise. Nothing in this announcement should be relied upon as a promise or guarantee of future performance. Life360 may not complete the acquisition of Nativo, and if the acquisition is completed, there can be no assurance that the anticipated benefits will be realized to the extent described herein or at all.

Contacts

For U.S. investor inquiries: Raymond (RJ) Jones rjones@life360.com For U.S. media inquiries: Lynnette Bruno press@life360.com	For Australian investor inquiries: Jolanta Masojada, +61 417 261 367 jmasojada@life360.com

Source: Life360